NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES The New York Stock Exchange hereby notifies the SEC of its intention to remove the entire class of the stated securities from listing and registration on the Exchange at the opening of business on January 14, 2010, pursuant to the provisions of Rule 12d2-2 (a). [ X ] 17 CFR 240.12d2-2(a)(3) That on January 14, 2010 the instruments representing the securities comprising the entire class of this security came to evidence, by operation of law or otherwise, other securities in substitution therefore and represent no other right except, if such be the fact, the right to receive an immediate cash payment. The merger between Watson Wyatt Worldwide, Inc. and Towers, Perrin, Forster & Crosby, Inc., Jupiter Saturn Delaware Inc., and Jupiter Saturn Pennsylvania Inc. became effective on January 1, 2010. Each share of Class A Common Stock of Watson Wyatt Worldwide, Inc. were converted for one share of NEW Class A Common Stock of Towers Watson & Co. The Exchange also notifies the Securities and Exchange Commission that as a result of the above indicated conditions this security was suspended from trading on January 4, 2010.